Exhibit 10.7

MYLAN INC.

AMENDMENT TO

AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

This Amendment (the “Amendment”) to the Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (the “Plan”) is adopted as of the 25th day of February, 2014 by Mylan Inc., a Pennsylvania corporation (the “Company”). The Company hereby amends the Plan as follows:

1.	Each of the Specified Provisions is hereby amended so that each such provision of the Plan shall be applicable to any Awards made under the Plan, unless otherwise provided by the Committee in the applicable Award Agreement. For purposes of this Paragraph 1, “Specified Provisions” shall mean (i) the final sentence of Section 6.02(a), (ii) Section 6.02(c), (iii) Section 6.03(e), (iv) Section 6.04 and (v) Section 8.02(d).

2.	The first sentence of Section 6.03(e)(v) is hereby deleted and replaced with the following:

“Except as provided by paragraphs (i) through (iv) of this Section 6.03(e), if a Participant’s employment shall cease by reason of a voluntary or involuntary termination, either with or without cause, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, until thirty (30) days after the date of such Participant’s termination of employment.”

All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment as of the date first written above.

MYLAN INC.,

by
/s/ Joseph F. Haggerty
	Name:	Joseph F. Haggerty
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary